Exhibit 99.1

CA Technologies Reports Third Quarter Fiscal Year 2015 Results

  Company Updates EPS Guidance for Fiscal 2015, Reaffirms Outlook for Revenue, Cash Flow and Margin
  Third Quarter Revenue of $1.091 Billion, Compared With $1.128 Billion Last Year
  Third Quarter GAAP EPS of $0.49, Compared With $0.50 Last Year
  Third Quarter Non-GAAP EPS of $0.67, Compared With $0.81 Last Year
  Third Quarter Cash Flow From Continuing Operations of $313 Million, Compared With $419 Million Last Year

NEW YORK--(BUSINESS WIRE)--January 20, 2015--CA Technologies (NASDAQ:CA) today reported financial results for its third quarter fiscal 2015, ended December 31, 2014.

Mike Gregoire, CA Technologies Chief Executive Officer, said:

"Overall third quarter results provide further evidence that the strategy we put in place and our focus on rigorous execution continue to pay off. Although we saw a decline in third quarter sales, we are on track for the full year.

"At CA World this past November, we showcased our unique strength in serving customers in the Application Economy. The event highlighted the full breadth and leadership of our solutions, as well as our vision of the future, to thousands of customers and partners, many of whom experienced CA’s expanded portfolio for the first time.

"Looking ahead, while we do not expect fiscal 2016 total revenue to grow in constant currency, we believe we are on track to achieving our medium-term goals."

FINANCIAL OVERVIEW

(dollars in millions, except share data)	Third Quarter FY15 vs. FY14
	FY15	FY14	% Change	% Change CC**
Revenue	$1,091	$1,128	(3)%	(1)%
GAAP Income from Continuing Operations	$218	$225	(3)%	0%
Non-GAAP Income from Continuing Operations*	$297	$366	(19)%	(17)%
GAAP Diluted EPS from Continuing Operations	$0.49	$0.50	(2)%	0%
Non-GAAP Diluted EPS from Continuing Operations*	$0.67	$0.81	(17)%	(16)%
Cash Flow from Continuing Operations	$313	$419	(25)%	(24)%

* Non-GAAP income and earnings per share are non-GAAP financial measures, as noted in the discussion of non-GAAP results below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

**CC: Constant Currency

REVENUE AND BOOKINGS

(dollars in millions)	Third Quarter FY15 vs. FY14
	FY15	% of Total	FY14	% of Total	% Change	% Change CC**
North America Revenue	$709	65%	$712	63%	0%	0%
International Revenue	$382	35%	$416	37%	(8)%	(2)%
Total Revenue	$1,091		$1,128		(3)%	(1)%

North America Bookings	$615	58%	$1,000	64%	(39)%	(38)%
International Bookings	$452	42%	$565	36%	(20)%	(12)%
Total Bookings	$1,067		$1,565		(32)%	(29)%

Current Revenue Backlog	$3,189		$3,399		(6)%	(2)%
Total Revenue Backlog	$6,685		$7,543		(11)%	(8)%

**CC: Constant Currency

  Total revenue declined primarily as a result of a decrease in subscription and maintenance revenue. There was an unfavorable foreign exchange effect of $28 million during the third quarter of fiscal 2015.
  The Company's third quarter total bookings were negatively affected by a year-over-year decrease in renewals due to the timing of the renewal portfolio within subscription and maintenance bookings. This timing reflects the lower value of contracts generally available for renewal compared with year-ago period.
  In addition, there was a tough year-over-year comparison from a four-year contract renewal with a large systems integrator for more than $300 million in the year-ago period.
  The Company executed a total of 18 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $394 million. During the third quarter of fiscal 2014, the Company executed a total of 17 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $874 million.
  The weighted average duration of subscription and maintenance bookings for the quarter was 3.29 years, compared with 3.68 years for the same period in fiscal 2014.

EXPENSES AND MARGIN

(dollars in millions)	Third Quarter FY15 vs. FY14
	FY15	FY14	% Change	% Change CC**
GAAP
Operating Expenses Before Interest and Income Taxes	$773	$807	(4)%	(2)%
Operating Income Before Interest and Income Taxes	$318	$321	(1)%	2%
Operating Margin	29%	28%
Effective Tax Rate	28.8%	26.5%

Non-GAAP*
Operating Expenses Before Interest and Income Taxes	$680	$688	(1)%	1%
Operating Income Before Interest and Income Taxes	$411	$440	(7)%	(5)%
Operating Margin	38%	39%
Effective Tax Rate	25.6%	13.9%

*A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release. Year-over-year non-GAAP results exclude purchased software and other intangibles amortization, share-based compensation, capitalization (an add-back) and amortization of internal software costs, Board approved workforce rebalancing initiatives and certain other gains and losses. The results also include gains and losses on hedges that mature within the quarter, but exclude gains and losses on hedges that do not mature within the quarter.

**CC: Constant Currency

  GAAP and non-GAAP third quarter operating expenses were lower compared with the third quarter of fiscal 2014 primarily as a result of the favorable effect of foreign exchange, offset by the costs associated with CA World '14. In addition, GAAP operating expenses were also positively affected by a decrease in depreciation and amortization of other intangible assets and capitalized software costs.
  Non-GAAP EPS in the third quarter of fiscal 2015 was negatively affected by $0.10 from an increase in the Company's non-GAAP effective tax rate. The Company recognized a net discrete tax benefit of approximately $181 million in the first quarter of fiscal 2014 which impacted the non-GAAP effective tax rate for the third quarter of fiscal 2014. This net discrete tax benefit was primarily as a result of the resolution of uncertain tax positions relating to U.S. and non-U.S. jurisdictions.

SELECTED HIGHLIGHTS FROM THE QUARTER

  At CA World, the Company announced:
    New and expanded API management solutions that accelerate mobile and web application delivery, improve customer engagements with frictionless access, and open new revenue channels and opportunities.
    New DevOps solutions and enhancements that further unify IT development and operations teams to drive faster and more effective development, deployment and management of high-quality applications.
    The Management Cloud - a broad portfolio of easy-to-use CA applications, delivered from the cloud, that enable customers to make the right portfolio decisions, deliver exceptional service experience and empower the modern, mobile workforce.
    Technology alliance with Samsung that expands CA Mobile API Gateway integration with Samsung KNOX offers end-to-end app security, controlling access to the app and API.
  Customer traction for CA Technologies innovations continued in the quarter.
    A large U.S.-based telecommunications company is using CA Mobile App Analytics and CA Application Performance Management (APM) to monitor transactions from the tablets in its local stores all the way back to its data center.
    A large consumer electronics provider selected CA API Management solution for its newly architected ecommerce platform following a failure on Cyber Monday with its previous ecommerce platform.
    Bestpay, the mobile payment platform of China Telecom, selected CA to enable end-to-end IT infrastructure management with products including CA Unified Infrastructure Management (UIM) and CA APM.
  Solutions leadership:
    CA Technologies has been positioned by Gartner, Inc. in the Leaders quadrant of the “Magic Quadrant for Integrated IT Portfolio Analysis Applications” for the third year in a row. (1)

SEGMENT INFORMATION

(dollars in millions)	Third Quarter FY15 vs. FY14
	Revenue		% Change	% Change CC**	Operating Margin
	FY15	FY14			FY15	FY14
Mainframe Solutions	$596	$622	(4)%	(1)%	58%	61%
Enterprise Solutions	$405	$412	(2)%	0%	14%	13%
Services	$90	$94	(4)%	(2)%	6%	4%

**CC: Constant Currency

  Mainframe Solutions revenue was lower compared with the year-ago period primarily due to an unfavorable foreign exchange effect and, to a lesser extent, insufficient revenue from prior period new sales. Operating margin declined primarily as a result of lower revenue and an increase in costs associated with CA World '14.
  Enterprise Solutions revenue decreased compared with the year-ago period primarily due to an unfavorable foreign exchange effect. Enterprise Solutions operating margin increased compared with the year-ago period primarily as a result of lower commissions and personnel-related expenses, partially offset by an increase in costs associated with CA World '14.
  Services revenue decreased compared with the year-ago period primarily as a result of a decrease in the size and number of services engagements as well as an unfavorable foreign exchange effect. Operating margin was better as a result of a reduction in personnel-related costs.

CASH FLOW FROM OPERATIONS

  Cash flow from operations for the third quarter of fiscal 2015 was $313 million, versus $419 million in the year ago period. Cash flow from operations decreased compared with the year-ago period primarily due to smaller cash collections, partially offset by lower income tax payments. In addition, there was a favorable effect of lower cash payments associated with the Company’s fiscal 2014 rebalancing plan.

CAPITAL STRUCTURE

  Cash, cash equivalents and investments at December 31, 2014 were $2.683 billion.
  With $1.26 billion in total debt outstanding and $138 million in notional pooling, the Company’s net cash, cash equivalents and investments position was $1.285 billion.
  In the third quarter of fiscal 2015, the Company repurchased 2.6 million shares of common stock for $75 million.
  As of December 31, 2014, the Company is currently authorized to purchase $875 million of its common stock under its current stock repurchase program.
  Effective January 2, 2015, the Company entered into an agreement to repurchase $75 million of its common stock to be delivered in March 2015.
  The Company distributed $111 million in dividends to shareholders.
  The Company’s outstanding share count at December 31, 2014 was 438 million.

OUTLOOK FOR FISCAL YEAR 2015

The Company updated its fiscal year 2015 outlook for GAAP and non-GAAP EPS. The following outlook contains "forward-looking statements" (as defined below).

The Company expects the following:

  Total revenue to decrease in a range of minus 2 percent to minus 1 percent in constant currency, unchanged from previous guidance. At December 31, 2014 exchange rates, this translates to reported revenue of $4.26 billion to $4.30 billion.

  GAAP diluted earnings per share from continuing operations to be in the range of minus 7 percent to minus 4 percent in constant currency. Previous guidance was in the range of minus 12 percent to minus 8 percent in constant currency. At December 31, 2014 exchange rates, this translates to reported GAAP diluted earnings per share of $1.76 to $1.83.
  Non-GAAP diluted earnings per share from continuing operations to be in the range of minus 17 percent to minus 14 percent in constant currency. Previous guidance was in the range of minus 20 percent to minus 18 percent in constant currency. At December 31, 2014 exchange rates, this translates to reported non-GAAP diluted earnings per share of $2.45 to $2.52.
  Cash flow from continuing operations to increase in the range of 5 percent to 12 percent in constant currency, unchanged from previous guidance. At December 31, 2014 exchange rates, this translates to reported cash flow from continuing operations of $1.00 billion to $1.07 billion.

This outlook assumes no material acquisitions and a partial currency hedge of operating income. The Company expects a full-year GAAP operating margin of 27 percent and non-GAAP operating margin of 37 percent, unchanged from previous guidance. The Company expects a full-year GAAP and non-GAAP effective tax rate of approximately 28 percent, a reduction from the previously expected full-year GAAP and non-GAAP effective tax rate, which was approximately 30 percent. When compared with fiscal year 2014, the full-year GAAP and non-GAAP effective tax rate of approximately 28 percent has a negative impact on GAAP and non-GAAP diluted earnings per share from continuing operations of approximately $0.38 and $0.53, respectively.

The Company anticipates approximately 436 million shares outstanding at fiscal 2015 year-end and weighted average diluted shares outstanding of approximately 440 million for the fiscal year.

Webcast

This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package, as well as a conference call and webcast that the Company will host at 5:00 p.m. ET today to discuss its unaudited third quarter results. The webcast will be archived on the website. Individuals can access the webcast, as well as the press release and supplemental financial information at http://ca.com/invest or can listen to the call at 1-877-561-2748. The international participant number is 1-720-545-0044.

(1) Gartner, Inc., “Magic Quadrant for Integrated IT Portfolio Analysis Applications,” Daniel B. Stang, Jim Duggan, November 18, 2014

Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

About CA Technologies

CA Technologies (NASDAQ: CA) creates software that fuels transformation for companies and enables them to seize the opportunities of the application economy. Software is at the heart of every business in every industry. From planning, to development, to management and security, CA is working with companies worldwide to change the way we live, transact, and communicate - across mobile, private and public cloud, distributed and mainframe environments. Learn more at www.ca.com.

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Non-GAAP Financial Measures

This news release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, include certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from continuing operations and diluted earnings per share exclude the following items: share-based compensation expense; non-cash amortization of purchased software and other intangible assets; charges relating to rebalancing initiatives that are large enough to require approval from the Company's Board of Directors, fiscal 2007 restructuring costs and certain other gains and losses, which include the gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter. The Company began expensing costs for internally developed software where development efforts commenced in the first quarter of fiscal 2014. As a result, product development and enhancement expenses are expected to increase in future periods as the amount capitalized for internally developed software costs decreases. Due to this change, the Company also adds back capitalized internal software costs and excludes amortization of internally developed software costs previously capitalized from these non-GAAP metrics. The effective tax rate on GAAP and non-GAAP income from operations is the Company's provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from continuing operations, respectively. These tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP generally including the impact of discrete items in the period in which such items arise and the effective tax rate for non-GAAP generally allocating the impact of discrete items pro rata to the fiscal year's remaining reporting periods. Adjusted cash flow from operations excludes payments associated with the fiscal 2014 Board-approved rebalancing initiative as described above, capitalized software development costs as described above, and restructuring and other payments. Free cash flow excludes purchases of property and equipment and capitalized software development costs. The Company presents constant currency information to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on the last day of the Company's prior fiscal year (i.e., March 31, 2014, March 31, 2013 and March 31, 2012, respectively). Constant currency excludes the impacts from the Company's hedging program. The constant currency calculation for annualized subscription and maintenance bookings is calculated by dividing the subscription and maintenance bookings in constant currency by the weighted average subscription and maintenance duration in years. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and cash flows, to competitors' operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.

Cautionary Statement Regarding Forward-Looking Statements

The declaration and payment of future dividends is subject to the determination of the Company's Board of Directors, in its sole discretion, after considering various factors, including the Company's financial condition, historical and forecast operating results, and available cash flow, as well as any applicable laws and contractual covenants and any other relevant factors. The Company's practice regarding payment of dividends may be modified at any time and from time to time.

Repurchases under the Company's stock repurchase program are expected to be made with cash on hand and may be made from time to time, subject to market conditions and other factors, in the open market, through solicited or unsolicited privately negotiated transactions or otherwise. The program does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company's discretion.

Certain statements in this communication (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates," "targets" and similar expressions relating to the future) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company's management, as well as information currently available to management. These forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to achieve success in the Company's strategy by, among other things, effectively managing the Company's sales force to enable the Company to maintain and enhance its strong relationships in its traditional customer base and to increase penetration and accelerate growth in customer segments and geographic regions where the Company currently may not have a strong presence or the Company has underserved, enabling the sales force to sell new products, improving the Company's brand, technology and innovation awareness in the marketplace and ensuring the Company's set of cloud computing, application development and IT operations (DevOps), Software-as-a-Service, mobile device management and other new offerings address the needs of a rapidly changing market, while not adversely affecting the demand for the Company's traditional products or its profitability; global economic factors or political events beyond the Company's control; general economic conditions and credit constraints, or unfavorable economic conditions in a particular region, industry or business sector; the failure to innovate and/or adapt to technological changes and introduce new software products and services in a timely manner; competition in product and service offerings and pricing; the failure to expand partner programs; the ability to retain and attract adequate qualified personnel; the ability of the Company's products to remain compatible with ever-changing operating environments, platforms or third party products; the ability to successfully integrate acquired companies and products into the Company's existing business; the ability to adequately manage, evolve and protect the Company's information systems, infrastructure and processes; risks associated with sales to government customers; breaches of the Company's data center, network and software products, and the IT environments of the Company's vendors and customers; discovery of errors or omissions in the Company's software products or documentation and potential product liability claims; the failure to protect the Company's intellectual property rights and source code; events or circumstances that would require the Company to record an impairment charge relating to the Company's goodwill or capitalized software and other intangible assets balances; access to software licensed from third parties; risks associated with the use of software from open source code sources; third-party claims of intellectual property infringement or royalty payments; fluctuations in the number, terms and duration of the Company's license agreements as well as the timing of orders from customers and channel partners; the failure to renew large license transactions on a satisfactory basis; potential tax liabilities; changes in market conditions or the Company's credit ratings; fluctuations in foreign currencies; the failure to effectively execute the Company's workforce reductions, workforce rebalancing and facilities consolidations; successful and secure outsourcing of various functions to third parties; and other factors described more fully in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should the Company's assumptions prove incorrect, actual results may vary materially from those described herein as believed, planned, anticipated, expected, estimated, targeted or similarly expressed in a forward-looking manner. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Copyright © 2015 CA, Inc. All Rights Reserved. All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Table 1
CA Technologies
Consolidated Statements of Operations
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
Revenue:	2014	2013	2014	2013
Subscription and maintenance	$892	$929	$2,709	$2,773
Professional services	90	94	268	289
Software fees and other	109	105	262	266
Total revenue	$1,091	$1,128	$3,239	$3,328
Expenses:
Costs of licensing and maintenance	$74	$77	$217	$216
Cost of professional services	84	88	253	264
Amortization of capitalized software costs	62	69	204	204
Selling and marketing	283	281	782	798
General and administrative	90	95	269	277
Product development and enhancements	143	144	443	418
Depreciation and amortization of other intangible assets	31	40	99	113
Other expenses, net (1)	6	13	21	153
Total expenses before interest and income taxes	$773	$807	$2,288	$2,443
Income from continuing operations before interest and income taxes	$318	$321	$951	$885
Interest expense, net	12	15	38	39
Income from continuing operations before income taxes	$306	$306	$913	$846
Income tax expense	88	81	248	60
Income from continuing operations	$218	$225	$665	$786
Income from discontinued operations, net of income taxes	$4	$7	$30	$21
Net income	$222	$232	$695	$807

Basic income per common share:
Income from continuing operations	$0.49	$0.50	$1.50	$1.74
Income from discontinued operations	0.01	0.01	0.07	0.04
Net income	$0.50	$0.51	$1.57	$1.78
Basic weighted average shares used in computation	440	446	440	448

Diluted income per common share:
Income from continuing operations	$0.49	$0.50	$1.49	$1.73
Income from discontinued operations	0.01	0.01	0.07	0.04
Net income	$0.50	$0.51	$1.56	$1.77
Diluted weighted average shares used in computation	441	448	441	449

(1)	Other expenses, net consists of costs associated with the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan), certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs. For the nine month period ending December 31, 2013, costs associated with the Fiscal 2014 Plan were $131 million.

Prior year results have been adjusted to reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Table 2
CA Technologies
Condensed Consolidated Balance Sheets
(in millions)

	December 31,	March 31,
	2014	2014
	(unaudited)
Cash and cash equivalents	$2,683	$3,252
Trade accounts receivable, net	669	800
Deferred income taxes	327	315
Other current assets	161	192
Total current assets	$3,840	$4,559

Property and equipment, net	$264	$295
Goodwill	5,809	5,922
Capitalized software and other intangible assets, net	815	1,063
Deferred income taxes	73	59
Other noncurrent assets, net	114	118
Total assets	$10,915	$12,016

Current portion of long-term debt	$8	$514
Deferred revenue (billed or collected)	1,992	2,419
Deferred income taxes	6	9
Other current liabilities	858	980
Total current liabilities	$2,864	$3,922

Long-term debt, net of current portion	$1,252	$1,252
Deferred income taxes	48	67
Deferred revenue (billed or collected)	761	872
Other noncurrent liabilities	254	333
Total liabilities	$5,179	$6,446

Common stock	$59	$59
Additional paid-in capital	3,610	3,610
Retained earnings	6,180	5,818
Accumulated other comprehensive loss	(333)	(171)
Treasury stock	(3,780)	(3,746)
Total stockholders’ equity	$5,736	$5,570
Total liabilities and stockholders’ equity	$10,915	$12,016

Table 3
CA Technologies
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in millions)
	Three Months Ended
	December 31,
	2014	2013
Operating activities from continuing operations:
Net income	$222	$232
Income from discontinued operations	(4)	(7)
Income from continuing operations	$218	$225
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	93	109
Deferred income taxes	(13)	(16)
Share-based compensation expense	23	23
Asset impairments and other non-cash items	1	5
Foreign currency transaction (gains) losses	(2)	1
Changes in other operating assets and liabilities, net of effect of acquisitions:
Increase in trade accounts receivable	(172)	(126)
Increase in deferred revenue	52	151
Increase in taxes payable, net	76	23
(Decrease) increase in accounts payable, accrued expenses and other	(16)	8
Increase in accrued salaries, wages and commissions	17	14
Changes in other operating assets and liabilities	36	2
Net cash provided by operating activities - continuing operations	$313	$419
Investing activities from continuing operations:
Acquisitions of businesses, net of cash acquired, and purchased software	$(20)	$(2)
Purchases of property and equipment	(12)	(17)
Proceeds from sale of assets	-	12
Capitalized software development costs	-	(4)
Other investing activities	-	(1)
Net cash used in investing activities - continuing operations	$(32)	$(12)
Financing activities from continuing operations:
Dividends paid	$(111)	$(113)
Purchases of common stock	(75)	(140)
Notional pooling borrowings, net	25	4
Debt repayments	(502)	(4)
Debt issuance costs	-	(1)
Exercise of common stock options and other	11	19
Net cash used in financing activities - continuing operations	$(652)	$(235)
Effect of exchange rate changes on cash	$(125)	$2
Net change in cash and cash equivalents - continuing operations	$(496)	$174
Cash (used in) provided by operating activities - discontinued operations	$(14)	$10
Net effect of discontinued operations on cash and cash equivalents	$(14)	$10
(Decrease) increase in cash and cash equivalents	$(510)	$184
Cash and cash equivalents at beginning of period	$3,193	$2,790
Cash and cash equivalents at end of period	$2,683	$2,974

Prior year results have been adjusted to reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Table 4
CA Technologies
Operating Segments
(unaudited)
(dollars in millions)

	Three Months Ended December 31, 2014				Nine Months Ended December 31, 2014
	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total

Revenue (2)	$596	$405	$90	$1,091	$1,820	$1,151	$268	$3,239
Expenses (3)	248	347	85	680	717	999	256	1,972
Segment profit	$348	$58	$5	$411	$1,103	$152	$12	$1,267
Segment operating margin	58%	14%	6%	38%	61%	13%	4%	39%

Segment profit				$411				$1,267
Less:
Purchased software amortization				28				87
Other intangibles amortization				14				45
Software development costs capitalized				-				-
Internally developed software products amortization				34				117
Share-based compensation expense				23				65
Other expenses, net (4)				(6)				2
Interest expense, net				12				38
Income from continuing operations before income taxes				$306				$913

	Three Months Ended December 31, 2013				Nine Months Ended December 31, 2013
	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total

Revenue (2)	$622	$412	$94	$1,128	$1,865	$1,174	$289	$3,328
Expenses (3)	241	357	90	688	716	1,045	268	2,029
Segment profit	$381	$55	$4	$440	$1,149	$129	$21	$1,299
Segment operating margin	61%	13%	4%	39%	62%	11%	7%	39%

Segment profit				$440				$1,299
Less:
Purchased software amortization				28				87
Other intangibles amortization				19				48
Software development costs capitalized				(1)				(32)
Internally developed software products amortization				41				117
Share-based compensation expense				23				63
Other expenses, net (4)				9				131
Interest expense, net				15				39
Income from continuing operations before income taxes				$306				$846

(1)	The Company’s Mainframe Solutions and Enterprise Solutions segments comprise its software business organized by the nature of the Company’s software offerings and the platform on which the products operate. The Services segment comprises product implementation, consulting, customer education and customer training, including those directly related to the Mainframe Solutions and Enterprise Solutions software that the Company sells to its customers.

(2)	The Company regularly enters into a single arrangement with a customer that includes mainframe solutions, enterprise solutions and services. The amount of contract revenue assigned to operating segments is generally based on the manner in which the proposal is made to the customer. The software product revenue is assigned to the Mainframe Solutions and Enterprise Solutions segments based on either: (1) a list price allocation method (which allocates a discount in the total contract price to the individual products in proportion to the list price of the product); (2) allocations included within internal contract approval documents; or (3) the value for individual software products as stated in the customer contract. The price for the implementation, consulting, education and training services is separately stated in the contract and these amounts of contract revenue are assigned to the Services segment. The contract value assigned to each operating segment is then recognized in a manner consistent with the revenue recognition policies the Company applies to the customer contract for purposes of preparing the Consolidated Financial Statements.

(3)	Segment expenses include costs that are controllable by segment managers (i.e., direct costs) and, in the case of the Mainframe Solutions and Enterprise Solutions segments, an allocation of shared and indirect costs (i.e., allocated costs). Segment-specific direct costs include a portion of selling and marketing costs, licensing and maintenance costs, product development costs and general and administrative costs. Allocated segment costs primarily include indirect and non-segment specific direct selling and marketing costs and general and administrative costs that are not directly attributable to a specific segment. The basis for allocating shared and indirect costs between the Mainframe Solutions and Enterprise Solutions segments is dependent on the nature of the cost being allocated and is either in proportion to segment revenues or in proportion to the related direct cost category. Expenses for the Services segment consist of cost of professional services and other direct costs included within selling and marketing and general and administrative expenses. There are no allocated or indirect costs for the Services segment.

(4)	Other expenses, net includes charges relating to the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan), certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs.

Prior year results have been adjusted to reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Table 5
CA Technologies
Constant Currency Summary
(unaudited)
(dollars in millions)

	Three Months Ended December 31,				Nine Months Ended December 31,
	2014	2013	% Increase (Decrease) in $ US	% Increase (Decrease) in Constant Currency (1)	2014	2013	% Increase (Decrease) in $ US	% Increase (Decrease) in Constant Currency (1)

Bookings	$1,067	$1,565	(32)%	(29)%	$2,540	$3,205	(21)%	(19)%

Revenue:
North America	$709	$712	0%	0%	$2,084	$2,128	(2)%	(2)%
International	382	416	(8)%	(2)%	1,155	1,200	(4)%	(3)%
Total revenue	$1,091	$1,128	(3)%	(1)%	$3,239	$3,328	(3)%	(2)%

Revenue:
Subscription and maintenance	$892	$929	(4)%	(1)%	$2,709	$2,773	(2)%	(2)%
Professional services	90	94	(4)%	(2)%	268	289	(7)%	(7)%
Software fees and other	109	105	4%	5%	262	266	(2)%	(1)%
Total revenue	$1,091	$1,128	(3)%	(1)%	$3,239	$3,328	(3)%	(2)%

Segment Revenue:
Mainframe solutions	$596	$622	(4)%	(1)%	$1,820	$1,865	(2)%	(2)%
Enterprise solutions	405	412	(2)%	0%	1,151	1,174	(2)%	(1)%
Services	90	94	(4)%	(2)%	268	289	(7)%	(7)%

Total expenses before interest and income taxes:
Total non-GAAP (2)	$680	$688	(1)%	1%	$1,972	$2,029	(3)%	(2)%
Total GAAP	773	807	(4)%	(2)%	2,288	2,443	(6)%	(5)%

(1)	Constant currency information is presented to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on March 31, 2014, which was the last day of the prior fiscal year. Constant currency excludes the impacts from the Company's hedging program.

(2)	Refer to Table 7 for a reconciliation of total expenses before interest and income taxes to total non-GAAP operating expenses.

Prior year results have been adjusted to reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 6
CA Technologies
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(unaudited)
(dollars in millions)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
GAAP net income	$222	$232	$695	$807
GAAP income from discontinued operations, net of income taxes	(4)	(7)	(30)	(21)
GAAP income from continuing operations	$218	$225	$665	$786
GAAP income tax expense (benefit)	88	81	248	60
Interest expense, net	12	15	38	39
GAAP income from continuing operations before interest and income taxes	$318	$321	$951	$885
GAAP operating margin (% of revenue) (1)	29%	28%	29%	27%

Non-GAAP adjustments to expenses:
Costs of licensing and maintenance (2)	$2	$1	$4	$3
Cost of professional services (2)	1	1	3	3
Amortization of capitalized software costs (3)	62	69	204	204
Selling and marketing (2)	8	8	23	22
General and administrative (2)	8	8	21	20
Product development and enhancements (4)	4	4	14	(17)
Depreciation and amortization of other intangible assets (5)	14	19	45	48
Other expenses, net (6)	(6)	9	2	131
Total Non-GAAP adjustment to operating expenses	$93	$119	$316	$414
Non-GAAP income from continuing operations before interest and income taxes	$411	$440	$1,267	$1,299
Non-GAAP operating margin (% of revenue) (7)	38%	39%	39%	39%

Interest expense, net	12	15	38	39
GAAP income tax expense (benefit)	88	81	248	60
Non-GAAP adjustment to income tax expense (benefit) (8)	14	(22)	103	114
Non-GAAP income tax expense	$102	$59	$351	$174
Non-GAAP income from continuing operations	$297	$366	$878	$1,086

(1)	GAAP operating margin is calculated by dividing GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(2)	Non-GAAP adjustment consists of share-based compensation.

(3)	For the three month periods ending December 31, 2014 and 2013, non-GAAP adjustment consists of $28 million and $28 million of purchased software amortization and $34 million and $41 million of internally developed software products amortization, respectively. For both the nine month periods ending December 31, 2014 and 2013, non-GAAP adjustment consists of $87 million of purchased software amortization and $117 million of internally developed software products amortization.

(4)	For the three and nine month periods ending December 31, 2014, non-GAAP adjustment consists of $4 million and $14 million of share-based compensation, respectively. For the three and nine month periods ending December 31, 2013, non-GAAP adjustment consists of $5 million and $15 million of share-based compensation and ($1) million and ($32) million of software development costs capitalized, respectively.

(5)	Non-GAAP adjustment consists of other intangibles amortization.

(6)	Non-GAAP adjustment consists of charges relating to the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan) and certain other gains and losses, including gains and losses since inception of hedges that mature within the quarter, but excludes gains and losses of hedges that do not mature within the quarter.

(7)	Non-GAAP operating margin is calculated by dividing non-GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(8)	The full year non-GAAP income tax expense is different from GAAP income tax expense because of the difference in non-GAAP income from continuing operations before income taxes. On an interim basis, this difference would also include a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise, but for non-GAAP such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Prior year results have been adjusted to reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 7
CA Technologies
Reconciliation of GAAP to Non-GAAP
Operating Expenses and Diluted Earnings per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
Operating Expenses	2014	2013	2014	2013

Total expenses before interest and income taxes	$773	$807	$2,288	$2,443

Non-GAAP operating adjustments:
Purchased software amortization	28	28	87	87
Other intangibles amortization	14	19	45	48
Software development costs capitalized	-	(1)	-	(32)
Internally developed software products amortization	34	41	117	117
Share-based compensation	23	23	65	63
Other expenses, net (1)	(6)	9	2	131
Total non-GAAP operating adjustment	$93	$119	$316	$414

Total non-GAAP operating expenses	$680	$688	$1,972	$2,029

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
Diluted EPS from Continuing Operations	2014	2013	2014	2013

GAAP diluted EPS from continuing operations	$0.49	$0.50	$1.49	$1.73

Non-GAAP adjustments, net of taxes:
Purchased software amortization	0.05	0.04	0.14	0.18
Other intangibles amortization	0.02	0.03	0.08	0.10
Software development costs capitalized	-	-	-	(0.07)
Internally developed software products amortization	0.05	0.06	0.19	0.24
Share-based compensation	0.04	0.04	0.11	0.13
Other expenses, net (1)	(0.01)	0.02	-	0.27
Non-GAAP effective tax rate adjustments (2)	0.03	0.12	(0.04)	(0.19)
Total non-GAAP adjustment	$0.18	$0.31	$0.48	$0.66

Non-GAAP diluted EPS from continuing operations	$0.67	$0.81	$1.97	$2.39

(1)	Non-GAAP adjustment consists of charges relating to the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan) and certain other gains and losses, including gains and losses since inception of hedges that mature within the quarter, but excludes gains and losses of hedges that do not mature within the quarter.

(2)	The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. On an interim basis, the difference in non-GAAP income tax expense and GAAP income tax expense relates to the difference in non-GAAP income from continuing operations before income taxes, and includes a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise but for non-GAAP purposes such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Prior year results have been adjusted to reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 8
CA Technologies
Effective Tax Rate Reconciliation
GAAP and Non-GAAP
(unaudited)
(dollars in millions)

	Three Months Ended		Nine Months Ended
	December 31, 2014		December 31, 2014
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$318	$411	$951	$1,267
Interest expense, net	12	12	38	38
Income from continuing operations before income taxes	$306	$399	$913	$1,229

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$107	$140	$320	$430
Adjustments for discrete and permanent items (2)	(19)	(38)	(72)	(79)
Total tax expense	$88	$102	$248	$351

Effective tax rate (3)	28.8%	25.6%	27.2%	28.6%

	Three Months Ended		Nine Months Ended
	December 31, 2013		December 31, 2013
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$321	$440	$885	$1,299
Interest expense, net	15	15	39	39
Income from continuing operations before income taxes	$306	$425	$846	$1,260

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$107	$149	$296	$441
Adjustments for discrete and permanent items (2)	(26)	(90)	(236)	(267)
Total tax (benefit) expense	$81	$59	$60	$174

Effective tax rate (3)	26.5%	13.9%	7.1%	13.8%

(1)	Refer to Table 6 for a reconciliation of income from continuing operations before interest and income taxes on a GAAP basis to income from continuing operations before interest and income taxes on a non-GAAP basis.

(2)	The effective tax rate for GAAP generally includes the impact of discrete and permanent items in the period such items arise, whereas the effective tax rate for non-GAAP generally allocates the impact of such items pro rata to the fiscal year's remaining reporting periods.

(3)	The effective tax rate on GAAP and non-GAAP income from continuing operations is the Company's provision for income taxes expressed as a percentage of GAAP and non-GAAP income from continuing operations before income taxes, respectively. The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate. On an interim basis, the effective tax rates are determined based on an estimated effective full year tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Prior year results have been adjusted to reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 9
CA Technologies
Reconciliation of Projected GAAP Metrics to Projected Non-GAAP Metrics
(unaudited)

	Fiscal Year Ending
Projected Diluted EPS from Continuing Operations	March 31, 2015

Projected GAAP diluted EPS from continuing operations range	$ 1.76	to	$ 1.83

Non-GAAP adjustments, net of taxes:
Purchased software amortization	0.17		0.17
Other intangibles amortization	0.10		0.10
Internally developed software products amortization	0.25		0.25
Share-based compensation	0.14		0.14
Other expenses, net (1)	0.03		0.03
Total non-GAAP adjustment	$ 0.69		$ 0.69

Projected non-GAAP diluted EPS from continuing operations range	$ 2.45	to	$ 2.52

	Fiscal Year Ending
Projected Operating Margin	March 31, 2015

Projected GAAP operating margin		27%

Non-GAAP operating adjustments:
Purchased software amortization		3%
Other intangibles amortization		1%
Internally developed software products amortization		4%
Share-based compensation		2%
Other expenses, net (1)		0%
Total non-GAAP operating adjustment		10%

Projected non-GAAP operating margin		37%

(1)	Non-GAAP adjustment consists of charges relating to the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan).

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

CONTACT:
CA Technologies
Jennifer Hallahan, 212-415-6924
Public Relations
jennifer.hallahan@ca.com
or
Jonathan Doros, 212-415-6870
Investor Relations
jonathan.doros@ca.com